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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported):
                            April 15, 1997


                         AMERITECH CORPORATION
        (Exact name of registrant as specified in its charter)

                               Delaware
            (State of other jurisdiction of incorporation)


      1-8612                                         36-3251481
Commission File Number                           IRS Employer ID No.

            30 South Wacker Drive, Chicago, Illinois 60606
               (Address of principal executive offices)



  Registrant's telephone number, including area code: 1-800-257-0902

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Item 7. Financial Statements and Exhibits.

     Ameritech today reported its 14th consecutive quarter of double-digit earnings growth before one-time items. Powering first-quarter growth were continued expansion in Ameritech's core communications business and strong contributions from the company's growing international operations.

     First-quarter earnings increased 12.1% to $536 million, up from $478 million in the first quarter of 1996. Earnings per share grew 12.8% to 97 cents, up from 86 cents a year ago. Revenues advanced 8.2% to $3.9 billion, up from $3.6 billion in the first quarter of 1996.

     Ameritech's first quarter growth was fueled by continued strong volume and customer increases, highlighted by:

     o  33% annual growth in cellular customers to 2.7 million.
     o  50% annual increase in paging customers to 1.2 million.
     o 26% annual growth in sales of call management services such as Caller ID, call waiting and voice messaging.
     o  3.2% annual increase in access lines to 19.9 million.
     o  8.1% annual growth in network access minutes of use.
     o 12.3% annual increase in security monitoring customers to 444,000.


     Ameritech's international businesses extended their record of strong results in the first quarter, contributing more than one-fourth of the company's earnings growth. Ameritech's international investments include Belgacom of Belgium, Matav of Hungary, New Zealand Telecom, NetCom of Norway, an alliance with ChinaCom to build cellular and landline networks in China, and WLW, a European business-to-business directory provider.

     During the past three months, Ameritech made significant progress
furthering its growth strategy.   Highlights include:

     o Reaching agreement to purchase the assets of Sprint's local communications business in a portion of Chicago and 10 of its suburbs. The transaction, subject to regulatory approvals, is expected to be concluded in mid-1997 and will add 136,000 access lines.

     o Continuing expansion of americast[TM] enhanced cable television service. Ameritech has added five cable TV franchises since the first of the year. The company now has 34 franchise agreements with communities covering more than 1.7 million people and offers service in 22 communities in Illinois, Michigan and Ohio.

     o Signing an agreement with Teleglobe International, expanding the reach of Ameritech's state-of-the-art long distance network to more than 240 countries and territories worldwide. Ameritech currently provides long distance to more than one million of its cellular customers and is ready to provide service to its $9 billion regional market upon regulatory approval.

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               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (Dollars in millions, except per share amounts)

                                          Three Months Ended
                                              March 31
                                                                        %
                                         1997         1996            Change
                                      (Unaudited)   (Unaudited)

Revenues                                $3,859      $ 3,567            8.2 %
Operating expenses                       2,947        2,745            7.4 %
Operating income                           912          822           11.0 %
Other income, net                           65           51           27.5 %
Interest expense                           125          124            0.8 %
Income before income taxes                 852          749           13.7 %
Income taxes                               316          271           16.6 %
Net income                              $  536      $   478           12.1 %

Average common shares
   outstanding  (000)                  550,527      554,752           (0.8)%

Earnings per common share                $0.97        $0.86           12.8 %

Dividends declared per
   common share                         $0.565        $0.53            6.6 %

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                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Dollars in millions)



                                                             Change from
                                      March 31     Dec. 31     Dec. 31
                                        1997        1996         1996
ASSETS
Current assets                        $ 3,680     $ 3,799      $ (119)
Property, plant and equipment, net     13,444      13,507         (63)
Investments, primarily international    2,183       2,323        (140)
Other assets and deferred charges       4,128       4,078          50
Total assets                          $23,435     $23,707      $ (272)

LIABILITIES AND SHAREOWNERS' EQUITY

Debt maturing within one year         $ 2,739     $ 3,155      $ (416)
Other current liabilities               3,788       3,677         111
Long-term debt                          4,296       4,437        (141)
Deferred credits and
   other long-term liabilities          4,742       4,751          (9)
Shareowners' equity                     7,870       7,687         183
Total liabilities and
   shareowners' equity                $23,435     $23,707      $ (272)


                  SELECTED FINANCIAL AND OPERATING DATA
                               (Unaudited)
                          (Dollars in millions)

                                      March 31,     March 31,       %
                                        1997          1996        Change

Debt ratio                                47.2%         50.6%     (6.7)%
Customer lines (000's)                  19,895        19,275       3.2 %

Employees                               66,403        65,502       1.4 %
Telephone company employees             50,015        51,204      (2.3)%
Customer lines per telephone
   company employee                        398           376       5.9 %

Return on average
   equity - annualized                    27.6%         26.1%      5.8 %
Return on average total
   capital - annualized                   16.9%         16.2%      4.3 %
Construction activity                   $  533        $  466      14.4 %

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     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: April 15, 1997
                                     AMERITECH CORPORATION

                                     By /s/ Bruce B. Howat
                                     Bruce B. Howat
                                     Secretary